Exhibit 99.1

NEWS

CONTACT:  Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION REPORTS SECOND QUARTER RESULTS

SOUDERTON, Pa., July 22, 2020 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced net income for the quarter ended June 30, 2020 of $2.1 million, or $0.07 diluted earnings per share, compared to net income of $16.5 million, or $0.56 diluted earnings per share, for the quarter ended June 30, 2019. Net income for the six months ended June 30, 2020 was $2.9 million, or $0.10 diluted earnings per share, compared to net income of $32.5 million, or $1.11 diluted earnings per share, for the six months ended June 30, 2019.

Pre-tax pre-provision income1 for the quarter ended June 30, 2020 was $25.6 million, an increase of $3.3 million, or 15.1%, from the second quarter of 2019. Pre-tax pre-provision income1 for the six months ended June 30, 2020 was $47.6 million, an increase of $3.2 million, or 7.1%, from the comparable period in the prior year.

During these challenging times, we continue to responsibly serve the needs of our customers while prioritizing the health and safety of our employees. For the majority of the second quarter we operated our financial centers as drive-through only where these capabilities existed. Additionally, we allowed for controlled and limited access to our financial centers to allow customers to access their safe deposit boxes and to serve customers at locations without drive-through capabilities. On June 22nd, we began the process of re-opening of financial center lobbies. After the successful re-opening of six financial centers, we proceeded to the next stage of our re-opening plan on June 29th, by allowing for access to the lobbies of all Univest financial centers with the exception of our Souderton financial center which is being utilized by our customer support team as well as for employee training. Additional safety protocols have been put
1 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

in place in accordance with orders and guidance issued by the Commonwealth of Pennsylvania and the State of New Jersey, as applicable. We enabled approximately 95% of our non-financial center personnel to work remotely and continue to encourage our employees to work remotely in accordance with recommendations from State authorities. Our employees, systems and processes have managed this unprecedented change seamlessly and with great success.

As a result of the impact of COVID-19, we have taken various actions to support our customers and the communities they live in and serve, including modifying outstanding loans and leases and waiving certain deposit service charges. As of June 30, 2020, we have modified approximately 1,420 loans and leases via principal and/or interest deferrals in accordance with Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and have not categorized these modifications as troubled debt restructurings. These loans and leases have a combined principal balance of approximately $720 million as of June 30, 2020, which represents 16.2% of the loan portfolio, excluding PPP loans. For more information on these loans, including a breakdown of such loans by type, please see the "Loan Portfolio Overview" table within this document.

CECL
The Corporation adopted Accounting Standard Update No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”) effective January 1, 2020. During the quarter ended June 30, 2020, the Corporation recorded CECL related charges of $23.7 million of which $19.9 million (after-tax charge of $15.7 million), or $0.54 diluted earnings per share, which was attributable to changes in economic assumptions within the Corporation’s CECL model, which were predominately driven by COVID-19. During the six months ended June 30, 2020, the Corporation recorded CECL related charges of $45.6 million, of which $40.2 million (after-tax charge of $31.8 million), or $1.09 diluted earnings per share, was attributable to economic assumptions within the CECL model.

Paycheck Protection Program
As a Small Business Administration (SBA) approved lender, the Corporation was well positioned to participate in the Paycheck Protection Program (PPP), which was enacted as a component of the CARES Act that was signed into law on March 27, 2020. Through this program, we successfully originated approximately 2,550 loans and secured funding of approximately $510 million for our customers. During the quarter we recorded income of $2.0 million within net interest income related to these loans. Additionally, during the quarter we recorded incremental capitalized compensation of $1.3 million related to origination of PPP loans. As of June 30, 2020, we have $11.0 million of net deferred fees on our balance sheet related to these loans.

Loans
Gross loans and leases, excluding PPP loans of $499.0 million, increased $4.0 million, or 0.4% (annualized), from March 31, 2020, despite a $94.5 million decrease in commercial line utilization. During the six months ended June 30, 2020, gross loans and leases, excluding PPP loans, increased $66.0 million, or 3.0% (annualized), despite a $89.5 million decrease in commercial line utilization. As of June 30, 2020 commercial line utilization was 29.8%. Since June 30, 2019, gross loans and leases, excluding PPP loans, have increased $284.9 million, or 6.8%.
Deposits
Total deposits increased $462.0 million, or 41.9% (annualized), from March 31, 2020 and $509.3 million, or 23.4% (annualized), from December 31, 2019 primarily due to increases in commercial and consumer deposits partially offset by a seasonal decrease in public funds deposits. Total deposits increased $747.2 million, or 18.1%, from June 30, 2019 primarily due to increases in commercial and consumer deposits partially offset by a decrease in public funds deposits. Deposits at June 30, 2020 were inherently elevated by the PPP loans originated during the quarter to the extent the funds were not utilized.

Net Interest Income and Margin
Net interest income of $43.5 million for the three months ended June 30, 2020 increased $1.1 million, or 2.5%, from the three months ended March 31, 2020, and $883 thousand, or 2.1%, from the three months ended June 30, 2019. Net interest income of $86.0 million for the six months ended June 30, 2020 increased $1.8 million, or 2.2%, from the six months ended June 30, 2019. The increase in net interest income for the six months ended June 30, 2020 compared to the same period of 2019 was primarily due to lower deposit and borrowing costs and growth in loans partially offset by a decrease in yield on loans.

Net interest margin, on a tax-equivalent basis, was 3.18% for the second quarter of 2020, compared to 3.48% for the first quarter of 2020 and 3.67% for the second quarter of 2019. Purchase accounting accretion had no impact on the quarter ended June 30, 2020 or March 31, 2020 compared to a favorable impact of one basis point for the quarter ended June 30, 2019. Excess liquidity reduced net interest margin by approximately sixteen basis points for the quarter ended June 30, 2020 compared to six basis points for the quarter ended March 31, 2020 and five basis points impact for the quarter ended June 30, 2019. This excess liquidity was primarily driven by strong deposit balance growth over the last year. PPP loans reduced net interest margin by nine basis points for the quarter ended June 30, 2020. Excluding purchase accounting accretion, the impact of excess liquidity, and the impact of PPP loans, the net interest margin, on a tax-equivalent basis, was 3.43% for the quarter ended June 30, 2020, 3.54% for the quarter ended March 31, 2020 and 3.71% for the quarter ended June 30, 2019.

Noninterest Income
Noninterest income for the quarter ended June 30, 2020 was $18.0 million, an increase of $1.6 million, or 10.1%, from the second quarter of 2019. Noninterest income for the six months ended June 30, 2020 was $36.4 million, an increase of $3.7 million, or 11.4%, from the comparable period in the prior year.

Net gain on mortgage banking activities increased $2.7 million, or 341.6%, for the quarter and $5.0 million, or 389.4%, for the six months ended June 30, 2020 compared to the comparable periods in the prior year, due to an increase in mortgage volume and expansion of margins. Net gain on sales of investment securities for the six months ended June 30, 2020 increased $752 thousand compared to the comparable period in the prior year primarily due to a $652 thousand gain on the sale of $58.3 million of agency backed mortgage backed securities in the first quarter of 2020.

Other income increased $1.1 million, or 146.1%, for the quarter and $784 thousand, or 73.8%, for the six months ended June 30, 2020 compared to the comparable period in the prior year. Fees on risk participation agreements for interest rate swaps increased $1.3 million for the quarter and $1.2 million for the six months ended June 30, 2020 compared to the comparable period in the prior year, driven by increased customer activity based on the current rate environment. Gain on sale of small business administration (SBA) loans decreased $239 thousand for the quarter and $294 thousand for the six months ended June 30, 2020 compared to the comparable period in the prior year due to decreased SBA loan sale activity. Equity securities measured at fair value decreased $40 thousand for the quarter and $312 thousand for the six months ended June 30, 2020.

Other service fee income decreased $1.1 million, or 42.5%, for the quarter and $1.5 million, or 30.9%, for the six months ended June 30, 2020 compared to the comparable period in the prior year. Mortgage servicing rights amortization increased $484 thousand for the quarter and $814 thousand for the six months ended June 30, 2020 compared to the comparable period in the prior year driven by the decline in interest rates and their impact on prepayment activity. Additionally, a valuation allowance adjustment of $283 thousand for the quarter and $338 thousand for the six months ended June 30, 2020 was recorded against mortgage servicing right assets due to a decline in fair value. Interchange income decreased $226 thousand for the quarter and $256 thousand for the six months ended June 30, 2020 compared to the comparable period in the prior year due to decreased customer activity.

Service charges on deposit accounts decreased $557 thousand, or 38.5%, for the quarter and $595 thousand, or 20.6%, for the six months ended June 30, 2020 compared to the comparable period in the prior year primarily due to the waiving of certain deposit service charges for customers in response to COVID-19. Investment advisory commission and fee income decreased $515 thousand, or 12.7%, for the quarter compared to the comparable period in the prior year, primarily due to a decline in the value of assets under management due to overall declines in the market, as a majority of investment advisory fees are billed based on the prior quarter-end assets under management balance.

Noninterest Expense
Noninterest expense for the quarter ended June 30, 2020 was $36.0 million, a decrease of $821 thousand, or 2.2%, compared to the second quarter of 2019. Noninterest expense for the six months ended June 30, 2020 was $74.7 million, an increase of $2.4 million, or 3.3% from the comparable period in the prior year.

Salaries, benefits and commissions decreased $352 thousand, or 1.6%, for the quarter and increased $1.9 million, or 4.4%, for the six months ended June 30, 2020 compared to the comparable period in the prior year. The increase for the six months ended June 30, 2020 was primarily attributable to additional staff hired, primarily during 2019, to support revenue generation across all business lines, expansion of our commercial lending groups in the first and second quarter of 2019, annual merit increases and increased variable compensation due to strong mortgage banking activity. The decrease for the quarter was the result of $1.3 million in compensation capitalized due to PPP loan originations which offset the previously discussed increases. Other expense increased $718 thousand, or 6.7%, for the six months ended June 30, 2020 due to a one-time $656 thousand charge related to the extinguishment of long-term debt in the first quarter of 2020. Marketing and advertising expense decreased $251 thousand, or 31.9%, for the quarter and decreased $389 thousand, or 29.3%, for the six months ended June 30, 2020, due to a decrease in advertising activities during the COVID-19 related stay at home orders.

Asset Quality and Provision for Credit Losses
Nonperforming assets were $36.0 million at June 30, 2020, compared to $39.3 million at December 31, 2019 and $27.1 million at June 30, 2019. The increase in nonperforming assets at June 30, 2020 compared to June 30, 2019 was primarily due to one commercial banking relationship, totaling $11.6 million as of June 30, 2020, which was placed on non-accrual status during 2019.

Net loan and lease charge-offs were $3.6 million during the second quarter of 2020 and $4.1 million for the six months ended June 30, 2020. The provision for credit losses was $23.7 million for the second quarter of 2020, of which $21.5 million related to loans and leases and $2.2 million related to unfunded commitments, and $45.6 million for the six months ended June 30, 2020, of which $42.0 million related to loans and leases, $3.0 million related to unfunded commitments, and $556 thousand related to investment securities. The second quarter of 2020 included a charge-off of $2.7 million and provision for credit losses of $1.3 million related to one commercial real estate loan, which was transferred to other real estate owned. As of June 30, 2020, the property was carried at $8.1 million, in other real estate owned, based on a letter of intent to sell the property. This loan was initially placed on nonaccrual during the first quarter of 2018.

Net loan and lease charge-offs were $1.1 million during the second quarter of 2019 and $1.5 million for the six months ended June 30, 2019. The provision for credit losses on loans and leases was $2.1 million for the second quarter of 2019 and $4.8 million for the six months ended June 30, 2019.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, excluding PPP loans, was 1.94%2 at June 30, 2020, compared to 0.81% at December 31, 2019 and 0.78% at June 30, 2019.

Tax Provision
The effective income tax rate was (14.5)% for the quarter ended June 30, 2020, compared to an effective income tax rate of 18.2% for the quarter ended June 30, 2019. The effective income tax rate was (42.4%) for the six months ended June 30, 2020 compared to an effective income tax rate of 18.0% for the six months ended June 30, 2019. The negative effective tax rate for the quarter and six months ended June 30, 2020 reflects the benefits of tax-exempt income from investments in municipal securities and loans and leases.

Dividend
On May 18, 2020, Univest declared a quarterly cash dividend of $0.20 per share, payable on July 1, 2020. This represented a 5.23% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

Conference Call
Univest will host a conference call to discuss second quarter 2020 results on Thursday, July 23, 2020 at 9:00 a.m. EST. Participants may preregister at http://dpregister.com/10145862. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through August 23, 2020 by dialing 1-877-344-7529; using Conference ID: 10145862.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $6.1 billion in assets and $3.6 billion in assets under management and supervision through its Wealth Management lines of business at June 30, 2020. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster, as well as in New Jersey and Maryland and online at www.univest.net.
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2 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

This press release of Univest and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest's future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) competitive pressures among financial institutions; (2) changes in the interest rate environment; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest is engaged; (6) technological issues that may adversely affect Univest financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission. It is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline, making it difficult to grow assets and income; (2) if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; (3) collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; (4) our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; (5) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (6) as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; (6) a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend; (7) our wealth management revenues may decline with continuing market turmoil; (8) litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guarantees; (9) our cyber security risks are increased as the result of an increase in the number of employees working remotely; (10) we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; (11); and Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2020
(Dollars in thousands)

Balance Sheet (Period End)	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Assets	$6,125,312	$5,464,768	$5,380,924	$5,353,611	$5,154,298
Investment securities, net of allowance for credit losses	397,852	423,521	441,599	448,447	468,833
Loans held for sale	31,082	11,417	5,504	2,893	1,498
Loans and leases held for investment, gross	4,951,809	4,448,825	4,386,836	4,251,933	4,167,904
Allowance for credit losses, loans and leases	86,217	68,216	35,331	33,662	32,600
Loans and leases held for investment, net	4,865,592	4,380,609	4,351,505	4,218,271	4,135,304
Total deposits	4,869,329	4,407,303	4,360,075	4,337,991	4,122,110
Noninterest-bearing deposits	1,725,819	1,318,270	1,279,681	1,198,425	1,166,301
NOW, money market and savings	2,623,025	2,452,021	2,474,384	2,421,466	2,246,372
Time deposits	520,485	637,012	606,010	718,100	709,437
Borrowings	515,722	323,363	263,596	273,855	304,241
Shareholders' equity	654,873	651,551	675,122	664,299	651,670

Balance Sheet (Average)	For the three months ended,					For the six months ended,
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Assets	$6,000,790	$5,409,561	$5,400,591	$5,317,867	$5,170,448	$5,704,527	$5,087,810
Investment securities, net of allowance for credit losses	411,957	441,900	445,932	460,099	471,422	426,928	470,812
Loans and leases, gross	4,836,858	4,388,584	4,280,430	4,170,485	4,123,069	4,612,720	4,070,508
Deposits	4,794,669	4,349,984	4,374,586	4,288,170	4,145,411	4,572,326	4,038,897
Shareholders' equity	660,950	673,460	672,647	659,523	645,538	667,205	638,595

Asset Quality Data (Period End)
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases	$26,141	$36,626	$38,578	$37,368	$25,147
Accruing loans and leases 90 days or more past due	1,193	1,777	143	2,488	1,379
Accruing troubled debt restructured loans and leases	53	54	54	54	55
Total nonperforming loans and leases	27,387	38,457	38,775	39,910	26,581
Other real estate owned	8,642	516	516	495	540
Total nonperforming assets	$36,029	$38,973	$39,291	$40,405	$27,121
Nonaccrual loans and leases / Loans and leases held for investment	0.53%	0.82%	0.88%	0.88%	0.60%
Nonperforming loans and leases / Loans and leases held for investment	0.55%	0.86%	0.88%	0.94%	0.64%
Nonperforming assets / Total assets	0.59%	0.71%	0.73%	0.75%	0.53%

Allowance for credit losses, loans and leases	$86,217	$68,216	$35,331	$33,662	$32,600
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.74%	1.53%	0.81%	0.79%	0.78%
Allowance for credit losses, loans and leases / Loans and leases held for investment, excluding Paycheck Protection Program loans (1)	1.94%	1.53%	0.81%	0.79%	0.78%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	329.82%	186.25%	91.58%	90.08%	129.64%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	314.81%	177.38%	91.12%	84.34%	122.64%

	For the three months ended,					For the six months ended,
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Net loan and lease charge-offs	$3,576	$489	$558	$468	$1,078	$4,065	$1,525
Net loan and lease charge-offs (annualized)/Average loans and leases	0.30%	0.04%	0.05%	0.04%	0.10%	0.18%	0.08%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2020
(Dollars in thousands, except per share data)
	For the three months ended,					For the six months ended,
For the period:	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Interest income	$49,980	$52,019	$53,369	$54,300	$54,060	$101,999	$106,424
Interest expense	6,462	9,551	10,940	11,655	11,425	16,013	22,266
Net interest income	43,518	42,468	42,429	42,645	42,635	85,986	84,158
Provision for credit losses	23,737	21,843	2,227	1,530	2,073	45,580	4,753
Net interest income after provision	19,781	20,625	40,202	41,115	40,562	40,406	79,405
Noninterest income:
Trust fee income	1,924	1,890	1,912	1,973	2,054	3,814	3,941
Service charges on deposit accounts	890	1,397	1,551	1,513	1,447	2,287	2,882
Investment advisory commission and fee income	3,540	4,255	4,064	4,032	4,055	7,795	7,844
Insurance commission and fee income	4,067	4,732	3,609	3,877	3,941	8,799	9,085
Other service fee income	1,488	1,870	2,229	2,255	2,590	3,358	4,857
Bank owned life insurance income	732	734	741	743	743	1,466	1,695
Net gain on sales of investment securities	65	695	13	33	7	760	8
Net gain on mortgage banking activities	3,515	2,744	1,038	1,629	796	6,259	1,279
Other income	1,779	67	1,013	544	723	1,846	1,062
Total noninterest income	18,000	18,384	16,170	16,599	16,356	36,384	32,653
Noninterest expense:
Salaries, benefits and commissions	21,700	23,836	21,933	22,758	22,052	45,536	43,598
Net occupancy	2,478	2,574	2,534	2,475	2,601	5,052	5,212
Equipment	923	995	1,027	1,088	1,065	1,918	2,055
Data processing	2,750	2,760	2,685	2,624	2,627	5,510	5,141
Professional fees	1,264	1,317	1,475	1,517	1,307	2,581	2,571
Marketing and advertising	535	402	710	558	786	937	1,326
Deposit insurance premiums	615	504	342	(444)	430	1,119	882
Intangible expenses	321	330	374	378	417	651	843
Other expense	5,374	6,059	6,398	5,316	5,496	11,433	10,715
Total noninterest expense	35,960	38,777	37,478	36,270	36,781	74,737	72,343
Income before taxes	1,821	232	18,894	21,444	20,137	2,053	39,715
Income tax (benefit) expense	(264)	(606)	3,384	3,782	3,669	(870)	7,168
Net income	$2,085	$838	$15,510	$17,662	$16,468	$2,923	$32,547
Net income per share:
Basic	$0.07	$0.03	$0.53	$0.60	$0.56	$0.10	$1.11
Diluted	$0.07	$0.03	$0.53	$0.60	$0.56	$0.10	$1.11
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40	$0.40
Weighted average shares outstanding	29,187,197	29,286,200	29,327,169	29,305,524	29,287,754	29,236,698	29,282,575
Period end shares outstanding	29,201,985	29,164,782	29,334,629	29,312,534	29,294,942	29,201,985	29,294,942

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2020

	For the three months ended,					For the six months ended,
Profitability Ratios (annualized)	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Return on average assets	0.14%	0.06%	1.14%	1.32%	1.28%	0.10%	1.29%
Return on average shareholders' equity	1.27%	0.50%	9.15%	10.62%	10.23%	0.88%	10.28%
Return on average tangible common equity (1)	1.73%	0.68%	12.40%	14.52%	14.10%	1.20%	14.23%
Net interest margin (FTE)	3.18%	3.48%	3.44%	3.52%	3.67%	3.32%	3.71%
Efficiency ratio (2)	57.7%	62.8%	63.0%	60.4%	61.5%	60.2%	61.0%

Capitalization Ratios
Dividends declared to net income	278.7%	699.9%	37.8%	33.2%	35.6%	399.5%	36.0%
Shareholders' equity to assets (Period End)	10.69%	11.92%	12.55%	12.41%	12.64%	10.69%	12.64%
Tangible common equity to tangible assets (1)	8.06%	8.99%	9.59%	9.42%	9.54%	8.06%	9.54%
Common equity book value per share	$22.43	$22.34	$23.01	$22.66	$22.25	$22.43	$22.25
Tangible common equity book value per share (1)	$16.41	$16.31	$17.01	$16.64	$16.20	$16.41	$16.20

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.15%	9.90%	10.02%	9.97%	10.01%	9.15%	10.01%
Common equity tier 1 risk-based capital ratio	10.73%	10.79%	11.03%	11.03%	10.99%	10.73%	10.99%
Tier 1 risk-based capital ratio	10.73%	10.79%	11.03%	11.03%	10.99%	10.73%	10.99%
Total risk-based capital ratio	13.72%	13.65%	13.78%	13.81%	13.79%	13.72%	13.79%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included below.
(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.

Non-GAAP to GAAP Reconciliation
Management uses non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See the table below for additional information on non-GAAP measures used throughout this earnings release.

Shareholders' equity	$654,873	$651,551	$675,122	$664,299	$651,670	$654,873	$651,670
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (a)	(3,017)	(3,333)	(3,658)	(4,026)	(4,396)	(3,017)	(4,396)
Tangible common equity	$479,297	$475,659	$498,905	$487,714	$474,715	$479,297	$474,715

Total assets	$6,125,312	$5,464,768	$5,380,924	$5,353,611	$5,154,298	$6,125,312	$5,154,298
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles	(3,017)	(3,333)	(3,658)	(4,026)	(4,396)	(3,017)	(4,396)
Tangible assets	$5,949,736	$5,288,876	$5,204,707	$5,177,026	$4,977,343	$5,949,736	$4,977,343

Average shareholders' equity	$660,950	$673,460	$672,647	$659,523	$645,538	$667,205	$638,595
Average goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Average other intangibles (a)	(3,185)	(3,506)	(3,853)	(4,234)	(4,615)	(3,346)	(4,821)
Average tangible common equity	$485,206	$497,395	$496,235	$482,730	$468,364	$491,300	$461,215

Net income before taxes	$1,821	$232	$18,894	$21,444	$20,137	$2,053	$39,715
Provision for credit losses	23,737	21,843	2,227	1,530	2,073	45,580	4,753
Pre-tax pre-provision income	$25,558	$22,075	$21,121	$22,974	$22,210	$47,633	$44,468

Loans and lease held for investment, gross	$4,951,809	$4,448,825	$4,386,836	$4,251,933	$4,167,904	$4,951,809	$4,167,904
Paycheck Protection Program ("PPP") loans	498,978	—	—	—	—	498,978	—
Gross loans and leases excluding PPP loans	$4,452,831	$4,448,825	$4,386,836	$4,251,933	$4,167,904	$4,452,831	$4,167,904

(a) Amount does not include servicing rights

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	June 30, 2020			March 31, 2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$313,668	$67	0.09%	$118,108	$325	1.11%
U.S. government obligations	7,236	36	2.00	7,298	37	2.04
Obligations of state and political subdivisions	26,546	240	3.64	33,595	289	3.46
Other debt and equity securities	378,175	2,182	2.32	401,007	2,668	2.68
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,977	362	5.02	31,450	527	6.74
Total interest-earning deposits, investments and other interest-earning assets	754,602	2,887	1.54	591,458	3,846	2.62
Commercial, financial, and agricultural loans	816,976	7,330	3.61	821,267	8,631	4.23
Paycheck Protection Program loans	370,669	2,128	2.31	—	—	—
Real estate—commercial and construction loans	2,232,827	23,110	4.16	2,139,369	23,917	4.50
Real estate—residential loans	1,004,671	10,270	4.11	991,550	11,052	4.48
Loans to individuals	29,079	327	4.52	30,016	407	5.45
Municipal loans and leases	291,433	2,977	4.11	317,006	3,265	4.14
Lease financings	91,203	1,592	7.02	89,376	1,554	6.99
Gross loans and leases	4,836,858	47,734	3.97	4,388,584	48,826	4.47
Total interest-earning assets	5,591,460	50,621	3.64	4,980,042	52,672	4.25
Cash and due from banks	46,970			50,891
Reserve for credit losses, loans and leases	(69,292)			(44,372)
Premises and equipment, net	55,750			56,399
Operating lease right-of-use assets	34,419			34,545
Other assets	341,483			332,056
Total assets	$6,000,790			$5,409,561
Liabilities:
Interest-bearing checking deposits	$617,927	$372	0.24%	$584,391	$796	0.55%
Money market savings	1,063,463	853	0.32	1,057,336	2,903	1.10
Regular savings	872,422	475	0.22	816,760	792	0.39
Time deposits	577,462	2,672	1.86	602,903	2,915	1.94
Total time and interest-bearing deposits	3,131,274	4,372	0.56	3,061,390	7,406	0.97
Short-term borrowings	161,365	122	0.30	40,126	106	1.06
Long-term debt	210,040	762	1.46	169,205	764	1.82
Subordinated notes	94,890	1,206	5.11	94,847	1,275	5.41
Total borrowings	466,295	2,090	1.80	304,178	2,145	2.84
Total interest-bearing liabilities	3,597,569	6,462	0.72	3,365,568	9,551	1.14
Noninterest-bearing deposits	1,663,395			1,288,594
Operating lease liabilities	37,680			37,766
Accrued expenses and other liabilities	41,196			44,173
Total liabilities	5,339,840			4,736,101
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,681			295,318
Retained earnings and other equity	207,485			220,358
Total shareholders' equity	660,950			673,460
Total liabilities and shareholders' equity	$6,000,790			$5,409,561
Net interest income		$44,159			$43,121
Net interest spread			2.92			3.11
Effect of net interest-free funding sources			0.26			0.37
Net interest margin			3.18%			3.48%
Ratio of average interest-earning assets to average interest-bearing liabilities	155.42	%		147.97	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustment.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended June 30, 2020 and March 31, 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended June 30,
Tax Equivalent Basis	2020			2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$313,668	$67	0.09%	$102,623	$569	2.22%
U.S. government obligations	7,236	36	2.00	17,315	73	1.69
Obligations of state and political subdivisions	26,546	240	3.64	59,267	507	3.43
Other debt and equity securities	378,175	2,182	2.32	394,840	2,572	2.61
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,977	362	5.02	31,938	535	6.72
Total interest-earning deposits, investments and other interest-earning assets	754,602	2,887	1.54	605,983	4,256	2.82
Commercial, financial, and agricultural loans	816,976	7,330	3.61	820,009	10,589	5.18
Paycheck Protection Program loans	370,669	2,128	2.31	—	—	—
Real estate—commercial and construction loans	2,232,827	23,110	4.16	1,912,248	23,110	4.85
Real estate—residential loans	1,004,671	10,270	4.11	941,712	11,483	4.89
Loans to individuals	29,079	327	4.52	31,939	510	6.40
Municipal loans and leases	291,433	2,977	4.11	335,399	3,305	3.95
Lease financings	91,203	1,592	7.02	81,762	1,459	7.16
Gross loans and leases	4,836,858	47,734	3.97	4,123,069	50,456	4.91
Total interest-earning assets	5,591,460	50,621	3.64	4,729,052	54,712	4.64
Cash and due from banks	46,970			46,868
Reserve for credit losses, loans and leases	(69,292)			(31,847)
Premises and equipment, net	55,750			58,873
Operating lease right-of-use assets	34,419			35,821
Other assets	341,483			331,681
Total assets	$6,000,790			$5,170,448
Liabilities:
Interest-bearing checking deposits	$617,927	$372	0.24%	$457,231	$457	0.40%
Money market savings	1,063,463	853	0.32	982,440	4,234	1.73
Regular savings	872,422	475	0.22	818,523	1,013	0.50
Time deposits	577,462	2,672	1.86	688,897	3,407	1.98
Total time and interest-bearing deposits	3,131,274	4,372	0.56	2,947,091	9,111	1.24
Short-term borrowings	161,365	122	0.30	48,312	217	1.80
Long-term debt	210,040	762	1.46	159,572	836	2.10
Subordinated notes	94,890	1,206	5.11	94,663	1,261	5.34
Total borrowings	466,295	2,090	1.80	302,547	2,314	3.07
Total interest-bearing liabilities	3,597,569	6,462	0.72	3,249,638	11,425	1.41
Noninterest-bearing deposits	1,663,395			1,198,320
Operating lease liabilities	37,680			38,873
Accrued expenses and other liabilities	41,196			38,079
Total liabilities	5,339,840			4,524,910
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,681			293,496
Retained earnings and other equity	207,485			194,258
Total shareholders' equity	660,950			645,538
Total liabilities and shareholders' equity	$6,000,790			$5,170,448
Net interest income		$44,159			$43,287
Net interest spread			2.92			3.23
Effect of net interest-free funding sources			0.26			0.44
Net interest margin			3.18%			3.67%
Ratio of average interest-earning assets to average interest-bearing liabilities	155.42	%		145.53	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended June 30, 2020 and 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Six Months Ended June 30,
Tax Equivalent Basis	2020			2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$215,888	$392	0.37%	$72,760	$838	2.32%
U.S. government obligations	7,267	73	2.02	18,669	155	1.67
Obligations of state and political subdivisions	30,070	529	3.54	61,703	1,053	3.44
Other debt and equity securities	389,591	4,850	2.50	390,440	5,203	2.69
Federal Home Loan Bank, Federal Reserve Bank and other stock	30,214	889	5.92	32,148	1,121	7.03
Total interest-earning deposits, investments and other interest-earning assets	673,030	6,733	2.01	575,720	8,370	2.93
Commercial, financial, and agricultural loans	819,121	15,961	3.92	815,565	21,347	5.28
Paycheck Protection Program loans	185,334	2,128	2.31	—	—	—
Real estate—commercial and construction loans	2,186,098	47,027	4.33	1,867,510	44,669	4.82
Real estate—residential loans	998,111	21,322	4.30	940,015	22,895	4.91
Loans to individuals	29,548	734	5.00	32,230	1,028	6.43
Municipal loans and leases	304,219	6,242	4.13	333,858	6,526	3.94
Lease financings	90,289	3,146	7.01	81,330	2,894	7.18
Gross loans and leases	4,612,720	96,560	4.21	4,070,508	99,359	4.92
Total interest-earning assets	5,285,750	103,293	3.93	4,646,228	107,729	4.68
Cash and due from banks	48,931			45,797
Reserve for credit losses, loans and leases	(56,832)			(30,984)
Premises and equipment, net	56,074			59,025
Operating lease right-of-use assets	34,482			36,472
Other assets	336,122			331,272
Total assets	$5,704,527			$5,087,810
Liabilities:
Interest-bearing checking deposits	$601,159	$1,168	0.39%	$468,019	$1,171	0.50%
Money market savings	1,060,399	3,756	0.71	950,641	7,982	1.69
Regular savings	844,591	1,267	0.30	803,859	1,827	0.46
Time deposits	590,183	5,587	1.90	672,193	6,334	1.90
Total time and interest-bearing deposits	3,096,332	11,778	0.76	2,894,712	17,314	1.21
Short-term borrowings	100,745	228	0.46	82,796	855	2.08
Long-term debt	189,623	1,526	1.62	152,475	1,575	2.08
Subordinated notes	94,868	2,481	5.26	94,633	2,522	5.37
Total borrowings	385,236	4,235	2.21	329,904	4,952	3.03
Total interest-bearing liabilities	3,481,568	16,013	0.92	3,224,616	22,266	1.39
Noninterest-bearing deposits	1,475,994			1,144,185
Operating lease liabilities	37,724			39,478
Accrued expenses and other liabilities	42,036			40,936
Total liabilities	5,037,322			4,449,215
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,500			293,123
Retained earnings and other equity	213,921			187,688
Total shareholders' equity	667,205			638,595
Total liabilities and shareholders' equity	$5,704,527			$5,087,810
Net interest income		$87,280			$85,463
Net interest spread			3.01			3.29
Effect of net interest-free funding sources			0.31			0.42
Net interest margin			3.32%			3.71%
Ratio of average interest-earning assets to average interest-bearing liabilities	151.82	%		144.09	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the six months ended June 30, 2020 and 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Loan Portfolio Overview

(Dollars in millions)
Industry Description	Total Outstanding Balance (excl PPP)	% of Commercial Loan Portfolio	PPP $ (1)	% of Portfolio with PPP Loans (2)	$ Balance of Modified Loans (3)	Modified Loans as a % of Portfolio (3)
CRE - Retail	$260.7	7.1%	$0.2	—%	$124.7	47.8%
Animal Production	240.3	6.6	0.7	2.1	20.7	8.6
CRE - 1-4 Family Residential Investment	238.7	6.5	1.3	0.2	26.9	11.3
CRE - Office	208.0	5.7	—	—	16.4	7.9
CRE - Multi-family	182.3	5.0	—	—	11.8	6.5
Hotels & Motels (Accommodation)	171.7	4.7	2.4	50.4	146.6	85.4
Nursing and Residential Care Facilities	155.4	4.3	7.9	27.4	—	—
CRE - Industrial / Warehouse	125.4	3.5	0.1	4.8	26.3	21.0
Real Estate Lenders, Secondary Market Financing	116.9	3.2	4.3	18.6	—	—
Specialty Trade Contractors	114.7	3.2	66.9	15.3	6.0	5.3
CRE - Mixed-Use - Residential	107.2	3.0	—	—	34.5	32.1
Professional, Scientific, and Technical Services	100.4	2.8	70.1	30.4	11.6	11.6
Homebuilding (tract developers, remodelers)	91.1	2.5	15.0	6.7	3.3	3.7
Education	89.9	2.5	15.6	39.8	6.7	7.4
Merchant Wholesalers, Durable Goods	71.7	2.0	20.7	21.0	9.7	13.5
Fabricated Metal Product Manufacturing	68.4	1.9	12.9	3.7	6.1	8.9
Crop Production	61.9	1.7	0.3	0.6	3.2	5.2
Food Services and Drinking Places	61.1	1.7	15.9	25.5	33.9	55.5
CRE - Medical Office	59.8	1.6	—	—	14.7	24.7
Administrative and Support Services	54.4	1.5	28.8	33.0	1.6	2.9
Motor Vehicle and Parts Dealers	51.8	1.4	11.6	5.5	18.0	34.8
Food Manufacturing	51.0	1.4	3.0	1.4	17.5	34.4
Total Commercial Loans >$50M	$2,682.8	73.8%	$277.7	11.6%	$540.2	20.1%
Industries with <$50 million in outstandings	$951.0	26.2%	$221.3	19.2%	$126.2	13.3%
Total Commercial Loans	$3,633.8	100.0%	$499.0	13.6%	$666.4	18.3%

Consumer Loans and Lease Financings	Total Outstanding Balance		PPP $ (1)		$ Balance of Modified Loans (3)	Modified Loans as a % of Portfolio (3)
Real Estate-Residential Secured for Personal Purpose	$462.5		—		$35.5	7.7%
Real Estate-Home Equity Secured for Personal Purpose	173.1		—		4.1	2.4
Loans to Individuals	29.2		—		0.5	1.7
Lease Financings	154.2		—		13.6	8.8
Total Consumer Loans and Lease Financings	$819.0		$—		$53.7	6.6%

Total	$4,452.8		$499.0		$720.1	16.2%
(1) Includes ($11.0) million of net deferred fees.
(2) Represents weighted average percent of the portfolio which received a PPP loan.
(3) Loan modifications referenced above were made in accordance with Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and therefore were not classified as TDRs.